                                PROMISSORY NOTE


$10,000,000                      Dallas, Texas                     July 1, 1996


     FOR VALUE RECEIVED, the undersigned, CAPROCK FIBER NETWORK, LTD., a Texas limited partnership (herein called "Borrower"), hereby promises to pay to the order of BANK ONE, TEXAS, NATIONAL ASSOCIATION, a national banking association (herein called "Bank"), the principal sum of Ten Million Dollars ($10,000,000) or, if less, the aggregate unpaid principal amount of the Loan made under this Note by Bank to Borrower pursuant to the terms of the Loan Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as hereinafter set forth, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Bank, 1717 Main Street, Dallas, Texas or at such other place within Dallas County, Texas, as from time to time may be designated by the holder of this Note.

     This Note (a) is issued and delivered under that certain Loan Agreement of even date herewith between Borrower and Bank (herein, as from time to time supplemented, amended or restated, called the "Loan Agreement"), and is the Note as defined therein, and (b) is subject to the terms and provisions of the Loan Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events. Payments on this Note shall be made and applied as provided herein and in the Loan Agreement. Reference is hereby made to the Loan Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein.

     For the purposes of this Note, the following terms have the meanings assigned to them below:

          "Base Rate" means, at any time, the sum of (x) the Base Rate Margin plus (y) the floating annual interest rate established by Bank at that time as its base-rate of interest, which may not be the lowest interest rate charged by Bank on loans similar to that evidenced by this Note. The Base Rate shall in no event, however, exceed the Highest Lawful Rate. The Base Rate Margin means (a) zero, so long as no Event of Default has occurred and is continuing, and (b) two percent (2%) upon the occurrence and during the continuation of an Event of Default under Section 13(a) of the Loan Agreement. With respect to interest accruing pursuant to clause (b) of the immediately preceding sentence, the interest itself will not bear interest if not paid when due.

          "Base Rate Payment Date" means (i) the last day of each calendar month, beginning July 31, 1996, and (ii) any day on which past due interest or principal is owed hereunder and is unpaid. If the terms hereof or of the Loan Agreement provide that payments of interest or principal hereon shall be deferred from one Base Rate Payment Date to another day, such other day shall also be a Base Rate Payment Date.

          "Base Rate Portion" means any portion of the Loan not designated as a Fixed Rate Portion.

          "Business Day" means (a) for purposes of the Fixed Rate, a day when commercial banks are open for international business in London, England, and (b) otherwise, any day other than Saturday and Sunday, on which commercial banks are open for business with the public in Dallas, Texas.

          "Fixed Rate" means, for any Fixed Rate Portion and for the relevant Interest Period, an annual interest rate (rounded upward, if necessary, to the nearest 0.01%) equal to the sum of (a) the Fixed Rate Margin plus (b) the quotient obtained by dividing (i) the rate that deposits in United States dollars are offered to Bank in the London interbank market, at approximately 11:00 a.m. London time two Business Days before the first day of the applicable Interest Period, in an amount comparable to that portion of the principal of this Note and having a maturity approximately equal to the applicable Interest Period, by (ii) one minus the maximum aggregate reserve requirements (including all basic, supplemental, emergency, special, marginal, and other reserves required by applicable law) applicable to a member bank of the Federal Reserve System for eurocurrency fundings or liabilities in respect of the relevant Interest Period. The Fixed Rate determined by Bank with respect to a particular Fixed Rate Portion shall be fixed at such rate for the duration of the associated Interest Period. The Fixed Rate Margin means (a) two and one-half percent (2.5%) so long as no Event of Default has occurred and is continuing, and (b) four and one-half percent (4.5%) upon the occurrence and during the continuation of an Event of Default under Section 13(a) of the Loan Agreement. With respect to interest accruing pursuant to clause
     (b) of the immediately preceding sentence, the interest itself will not bear interest if not paid when due.

          "Fixed Rate Payment Date" means, with respect to any Fixed Rate
     Portion: (i) the day on which the related Interest Period ends, and (ii) any day on which past due interest or past due principal is owed hereunder with respect to such Fixed Rate Portion and is unpaid. If the terms hereof or of the Loan Agreement provide that payments of interest or principal with respect to such Fixed Rate Portion shall be deferred from one Fixed Rate Payment Date to another day, such other day shall also be a Fixed Rate Payment Date.

          "Fixed Rate Portion" means any portion of the unpaid principal balance of this Note which Borrower designates as such in a Rate Election.

          "Funding Loss" means any loss or expense that Bank incurs because (a) Borrower fails or refuses (for any reason whatsoever other than a default on the part of Bank) to take any advance that it has requested under this Note or (b) Borrower pays or is deemed to have converted to the Base Rate any portion of the principal of this Note before the last day of the applicable Interest Period.

          "Highest Lawful Rate" means the maximum nonusurious rate of interest that Bank is permitted under applicable law to contract for, take, charge or receive with respect to the loan.

          "Interest Period" means, at Borrower's option, one, two or three months, so long as (a) the initial Interest Period for any portion of principal commences on the date it is advanced, and each subsequent applicable Interest Period commences on the day when the next preceding applicable Interest Period expires, (b) if any Interest Period begins on a day for which no numerically corresponding Business Day in the calendar month at the end of the

     Interest Period exists, then the Interest Period ends on the last Business Day of that calendar month, and (c) no Interest Period may extend beyond the scheduled repayment date for the applicable portion of principaL

          "Quarterly Payment Date" means March 31, June 30, September 30 and December 31 of each year.

          "Rate Election" means each election by Borrower of a Fixed Rate Portion made in the form of a Rate Election attached as Exhibit 1 hereto, duly completed, and received by Bank not later than 10:00 a.m. Dallas, Texas time, two Business Days before the first day of the specified Interest Period.

     Pursuant to a Rate Election, Borrower may from time to time designate all or any portion of the loan as a Fixed Rate Portion; provided that without the consent of Bank Borrower may make no such election during the continuance of an Event of Default and that Borrower may make such an election with respect to an already existing Fixed Rate Portion only if such election will take effect at or after the termination of the Interest Period applicable to such already existing Fixed Rate Portion. Each Rate Election shall be irrevocable Borrower may make no Rate Election which does not specify an Interest Period complying with the definition of "Interest Period". Upon the termination of each Interest Period the portion of the Loan theretofore constituting the related Fixed Rate Portion shall, unless the subject of a new Rate Election then taking effect, automatically become a part of the Base Rate Portion and become subject to all provisions of the Loan Documents governing the Base Rate Portion.

     On each Quarterly Payment Date beginning December 31, 1996 and continuing regularly thereafter, Borrower will make a mandatory payment of principal on the Loan in addition to the payment of the interest then due. This mandatory payment shall be equal to a percentage of the principal amount of the loan outstanding at December 31, 1996; the following table sets out such percentage for the Quarterly Payment Date for each calendar quarter in each of the following years:

          QUARTERLY
        PAYMENT DATE     1ST       2ND       3RD       4TH
        ------------     ---       ---       ---       ---

           1996                                        0.5%

           1997          1.0%      2.0%      2.0%      2.0%

           1998          2.0%      2.0%      2.5%      2.5%

           1999          2.5%      2.5%      2.5%      3.0%

           2000          3.0%      3.0%      3.0%      3.5%

           2001          3.5%      3.5%      3.5%      remaining principal and
                                                       accrued interest due and
                                                       payable in full

                                       -3-

     On the date thirty (30) days after each Quarterly Payment Date at or after March 31, 1997, Borrower shall, in addition to the interest and principal payments then otherwise required under this Note, make an additional mandatory payment of principal (each an "Excess Cash flow Payment") on the Loan in an amount equal to the excess, if any, of fifty percent (50%) of Excess Cash Flow. The term "Excess Cash Flow" means the remainder of (x) the sum of the net income after Tax Distributions (as defined in the Loan Agreement) of Borrower for the three month period ending on such Quarterly Payment Date plus depreciation, amortization and other non-cash expenses of Borrower for such period MINUS (y) the required principal payment on such Quarterly Payment Date pursuant to the table set forth above and MINUS (z) capital expenditures incurred during such period. Any Excess Cash Flow Payment made shall be applied to the principal payments thereafter required pursuant to the table set forth above in the inverse order of their maturity.

     Borrower shall, promptly upon receipt, pay all amounts received by Borrower as consideration for the construction of the Network (including without limitation any such payments by Southwestern Bell Communications) as a mandatory principal prepayment of the loan. Any such payment shall be applied to the principal payments thereafter required pursuant to the table set forth above in the inverse order of their maturity.

     Borrower may from time to time and without premium or penalty prepay all or any part of this Note, so long as Borrower does not prepay any Fixed Rate Portion. Each prepayment of principal shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. If any payment of principal of or interest on this Note becomes due on a day that is not a Business Day, then that payment shall be made on the next succeeding Business Day (and, any such extension of time shall be included in computing interest in connection with that payment) unless the payment involves the Fixed Rate, in which event it must be made on the next preceding Business Day. Bank's books and records are prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note.

     The Base Rate Portion of the Loan (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the Base Rate in effect on such day. On each Base Rate Payment Date Borrower shall pay to the holder hereof all unpaid interest which has accrued on the Base Rate Portion to but not including such Base Rate Payment Date. Each Fixed Rate Portion of the Loan (exclusive of any past due principal or interest) shall bear interest on each day during the related Interest Period at the related Fixed Rate in effect on such day. Interest shall be calculated on the basis of actual days elapsed but computed as if each year consisted of 360 days. Each change in the rate becomes effective without notice to Borrower on the effective date of each change in the applicable Fixed Rate. On each Fixed Rate Payment Date relating to a Fixed Rate Portion Borrower shall pay to the holder hereof all unpaid interest which has accrued on such Fixed Rate Portion to but not including such Fixed Rate Payment Date. Notwithstanding the foregoing provisions of this paragraph: (a) this Note shall never bear interest in excess of the Highest Lawful Rate, and (b) if at any time the rate at which interest is payable on this Note is limited by the Highest Lawful Rate (by the foregoing clause (a) or by reference to the Highest Lawful Rate in the definitions of Base Rate, Fixed Rate, and Default Rate), this Note shall bear interest at the Highest Lawful Rate and shall continue to bear interest at the Highest Lawful Rate until such time as the total amount of interest accrued hereon equals (but does not exceed) the total amount of interest which would have accrued hereon had there been no Highest Lawful Rate applicable hereto.

     If any law, rule, regulation, ordinance, or requirement of any central bank, court, or governmental authority (whether or not having the force of law), any change in Bank's written policy as a result of any of the foregoing, or any change in the risk category of the transaction related to this Note by or at the direction of any regulatory authority ever results in a reduction in the rate of return on Bank's capital as a consequence of its obligations under the Loan Documents to a level below that which Bank could have otherwise achieved, then, within ten days after notice from time to time from Bank, Borrower shall pay to Bank the additional amount as will compensate Bank for that reduction. In determining the amount due under this provision, Bank may employ such assumptions and allocations as it shall deem reasonable and may use any reasonable averaging and attribution method.

     This Note and all of the other Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable usury laws. If any provision hereof or of any of the other Loan Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by law. It is expressly stipulated and agreed to be the intent of the holder hereof to at all times comply with the usury and other applicable laws now or hereafter governing the interest payable on the indebtedness evidenced by this Note. If the applicable law is ever revised, repealed or judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the indebtedness evidenced by this Note, or if Bank's exercise of the option to accelerate the maturity of this Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by law then it is the express intent of Borrower and Bank that all excess amounts theretofore collected by Bank be credited on the principal balance of this Note (or, if this Note and all other indebtedness arising under or pursuant to the other Loan Documents have been paid in full, refunded to Borrower), and the provisions of this Note and the other loan Documents immediately be deemed reformed and the amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid, or agreed to be paid, by Borrower for the use, forbearance, detention, taking, charging, receiving or reserving of the indebtedness of Borrower to Bank under this Note or arising under or pursuant to the other Loan Documents shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as such indebtedness is outstanding. To the extent federal law permits Bank to contract for, charge or receive a greater amount of interest, Bank will rely on federal law instead of TEX. REV. CIV. STAT. ANN. ART. 5069-1.04, as amended, for the purpose of determining the Highest Lawful Rate. Additionally, to the maximum extent permitted by applicable law now or hereafter in effect, Bank may, at its option and from time to time, implement any other method of computing the Highest Lawful Rate under such ARTICLE 5069-1.04; as amended, or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. Notwithstanding anything to the contrary contained herein or in any of the other loan Documents, it is not the intention of Bank to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration or to collect unearned interest at the time of such acceleration.

     In no event shall TEX. REV. CIV. STAT. ANN. ART 5069 Ch. 15 (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that TEX. REV. CIV. STAT. ANN. ART 5069-1.04, as amended, is applicable to this Note, the "indicated rate ceiling" specified in such article is the applicable ceiling; PROVIDED THAT, if federal law permits greater interest, the law permitting the greatest interest shall apply.

     With respect to any principal bearing interest at the Fixed Rate (a) if any present or future law imposes, modifies, or deems applicable (or if compliance by Bank with any requirement of any governmental authority or central bank results in) any requirement that any reserves (including, without limitation, any marginal, emergency, supplemental, or special reserves but not including any reserves already taken into account in the calculation of the Fixed Rate) be maintained, and if (b) those reserves reduce any sums receivable by Bank under the Loan Documents or increase the costs incurred by Bank in advancing or maintaining any portion of principal bearing interest at the Fixed Rate, and (c) Bank determines that the reduction or increase is material (and it may, in determining the material nature of the reduction or increase, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (d) Bank shall deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase (which certificate is conclusive and binding absent manifest error), and (e) Borrower shall pay that amount to Bank within ten days after demand. The provisions of and undertakings and indemnification set forth in this paragraph survive the satisfaction and payment of the Loan and termination of the Loan Documents.

     If any law makes it unlawful for Bank to advance or maintain principal under this Note bearing interest at the Fixed Rate, then Bank shall promptly notify Borrower, and (a) if maintaining that principal until the last day of the applicable Interest Period is unlawful, then it shall be converted to interest at the Base Rate as of the date of notice, and Borrower shall pay to the holder any related Funding Loss, or (b) if not prohibited by law, that principal shall be converted to interest at the Base Rate as of the last day of the applicable Interest Period, or (c) if any conversion will not resolve the unlawfulness, Borrower shall promptly prepay that principal without penalty, TOGETHER WITH any related Funding Loss. No notice of conversion is required to be delivered in connection with any conversion under this paragraph.

     Borrower agrees to indemnify Bank against and pay to it upon demand, any Funding Loss it may incur. When Bank demands that Borrower pay any Funding Loss, it shall deliver to Borrower a certificate setting forth in reasonable detail the basis for imposing Funding Loss and the calculation of the amount, which calculation shall be in accordance with common business practices and which shall be conclusive and binding absent manifest error. The provisions of and undertakings and indemnification set forth in this paragraph survive the satisfaction and payment of the Loan and termination of the Loan Documents.

     If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys' fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

     Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

     THIS NOTE AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW) EXCEPT TO THE EXTENT THE SAME ARE GOVERNED BY APPLICABLE FEDERAL LAW.

                [The remainder of this page intentionally left blank]

                              CAPROCK FIBER NETWORK, LTD.


                              By:  CapRock Systems, Inc., its General Partner




                                   By: /s/ Jere W. Thompson, Jr.
                                      --------------------------------------
                                      Jere W. Thompson, Jr.
                                      President

                                                                      EXHIBIT 1


                                    RATE ELECTION


     Reference is made to that certain Loan Agreement dated as of July 1, 1996 (as from time to time amended, the "Agreement"), by and between CAPROCK FIBER NETWORK, LTD. ("Borrower") and BANK ONE, TEXAS, N.A. ("Bank"). Terms which are defined in the Agreement or in the Note and which are used but not defined herein are used herein with the meanings given them in the Agreement or the Note. Pursuant to the terms of the Agreement and the Note Borrower hereby elects a Fixed Rate Portion in the amount of $ _________with an Interest Period beginning on ________________ and continuing for a period of ________________

     To meet the conditions set out in the Note and the Agreement for the making of such election, Borrower hereby represents, warrants, acknowledges and agrees that:

          (a) The representative of General Partner signing this instrument has all necessary authority to act for Borrower in making the election herein contained.

          (b) There does not exist on the date hereof any condition or event which constitutes an Event of Default which has not been waived by Bank in writing.

          (c) The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises or by any course of dealing. The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

     The representative of General Partner signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgements, and agreements of Borrower are true, correct and complete.

                [The remainder of this page intentionally left blank]

IN WITNESS WHEREOF this instrument is executed as of July 1, 1996.




                              CAPROCK FIBER NETWORK, LTD.


                              By:  CapRock Systems, Inc., its General Partner



                                   By:
                                      --------------------------------
                                      Jere W. Thompson, Jr.
                                      President